EXHIBIT 10.46
AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO THE EMPLOYMENT AGREEMENT, effective as of December 18, 2008 (“Amendment No. 1”), is by and between Melissa Payner-Gregor (“Payner”) and Bluefly, Inc. (the “Company”).

Capitalized terms used in this Amendment No. 1 that are not otherwise defined herein shall have the same meaning as such terms are defined in the Amended and Restated Employment Agreement between the Company and Payner, dated as of July 1, 2006 (the “Agreement”).

WHEREAS, the parties entered into the Agreement under which the parties agreed upon the terms pursuant to which Payner would provide services to the Company as further described therein, and

WHEREAS, the Company and Payner desire to amend the Agreement to comply with the final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, the parties hereby agree to amend the Agreement, effective as of the date set forth above, as follows:

1.           Section 4(a) is hereby amended and restated in its entirety to read as follows:

“Incentive Compensation.  For each fiscal year during the Term, Payner shall be eligible to receive a performance bonus as follows: provided that Payner remains employed with the Company at the time that bonuses are awarded, Payner will be eligible to earn a performance bonus for each fiscal year in an amount to be set by the Compensation Committee of the Board of Directors in its sole discretion.”

2.           Section 7(a)(iii) is hereby amended and restated in its entirety to read as follows:

“(iii)  a ‘Constructive Termination’ by the Company during the Employment Term, which, for purposes of this Agreement shall be deemed to have occurred upon (A) the removal of Payner without her consent from her position as Chief Executive Officer of the Company, or (B) the material breach by the Company of this Agreement; provided, however, that a Constructive Termination shall not be deemed to have occurred unless: (1) Payner gives the Company notice within ninety (90) days after an event or occurrence which Payner believes constitutes a Constructive Termination, specifying the event or occurrence which Payner believes constitutes a

Constructive Termination; and (2) the Company fails to cure such act or failure to act within thirty (30) days after receipt of such notice.

3.           A new sentence shall be added to the end of Section 8(a), to read as follows:

“Notwithstanding any other provision of this Agreement, no distributions shall be made under this Section 8(a) upon a Change in Control, unless such Change in Control meets the requirements of a ‘change in control event,’ as set forth in Treasury Regulation §1.409A-3(i)(5).”

4.           The flush language at the end of Section 8(d) is hereby amended and restated in its entirety to read as follows:

then the Compensation Committee may, in its sole and reasonable discretion and upon at least 10 business days advance notice to Payner, vest in whole or in part any outstanding unvested DSUs.  The terms of this sub-paragraph 8(d) may be varied by the Compensation Committee in any particular DSU Award Agreement to which Payner is a party; provided however, that the Compensation Committee may not accelerate distribution of the DSUs, unless such acceleration complies with Section 409A of the Code.”

5.           No Other Changes.  Except as expressly provided in this Amendment No. 1, all terms of the Agreement shall remain in full force and effect.

6.           Counterparts.  This Amendment No. 1 may be executed in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

In WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be duly executed as of the date set forth above.

BLUEFLY, INC.

By:	/s/ David Wassong

Name:	David Wassong

Title:	Interim Chairman of the Board

EXECUTIVE

/s/ Melissa Payner-Gregor
Melissa Payner-Gregor